SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549

                                Form 8-K

                             CURRENT REPORT

                 Pursuant to Section 13 or 15(d) of the

                     Securities Exchange Act of 1934


Date of Report (Date of earliest
event reported):  July 25, 1997

                       HYPERDYNAMICS CORPORATION
          (Exact name of registrant as specified in its Charter)

Delaware                         000-25496                    82-0400335
(State or other               (Commission File               (IRS Employer
jurisdiction of incorporation)    Number)           Identification Number)


5444 Westheimer, Suite 2080,   Houston, Texas                   77056
(Address of principal executive offices)                      (Zip Code)

Registrant's telephone number,
including area code:   (713) 662-1893

                                 N/A
              (Former address if changed since last report)

Total number of pages contained in the Form:    2

This report does not contain any Exhibits or an Exhibit Index.
ITEM 5.

OTHER EVENTS

        Due to Registrant's inability to pay certain liabilities as they become due, Registrant's Board of Directors approved on July 15, 1997 a bridge financing arrangement
(the "Financing") with Emerald Bay Investments, LTD
("EBI"). Under the terms of the Financing, Registrant could borrow up to $250,000. Borrowed amounts would bear interest at a rate of 10% per annum and would be due and payable on or before August 31, 1997. In the event that any borrowed amounts were not paid by August 31, 1997, EBI would be entitled, after a five-day notice to Registrant, to convert the unpaid portion of the borrowed amount into Registrant's common stock. Upon conversion, EBI would be entitled to receive one share of Registrant's common stock for every $.03 of the unpaid balance.

        On July 17, 1997, Registrant borrowed $50,000 pursuant to the Financing, and Registrant borrowed an additional $50,000 on July 25, 1997. As a result, if Registrant is unable to repay these amounts on or before August 31, 1997, EBI would be entitled to receive approximately 3,333,334 shares of Registrant's common stock, representing approximately 37.4% of Registrant's common stock outstanding after the issuance. Under these circumstances, EBI would effectively acquire control of Registrant. In addition to the preceding, Registrant may borrow additional amounts under the Financing. In such case, EBI would acquire the ability to receive a greater number of shares and a greater percentage ownership interest in Registrant.

                             SIGNATURES

        Pursuant to the requirements of the Securities
Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  HYPERDYNAMICS CORPORATION
                                  (Registrant)

Date: August 11, 1997            By:  /s/ KENT WATTS
                                     Kent Watts, President